Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Preliminary Prospectus of REV Group, Inc. of our reports dated December 13, 2023, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of REV Group, Inc. as it appears in our reports, appearing in the Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2023.

We also consent to the reference to our firm under the headings "Experts" in such Preliminary Prospectus.

/s/ RSM US LLP

Milwaukee, WI

December 13, 2023